CERTIFICATE OF DESIGNATION
of the
PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS
of the
SERIES B CONVERTIBLE PREFERRED STOCK
of
LEGEND MEDIA, INC.

LEGEND MEDIA, INC. (the "Corporation"), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes, as amended (the "NRS"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by its Amended and Restated Articles of Incorporation, as further amended, filed with the Secretary of State of the State of Nevada on November 1, 2006 (the "Articles of Incorporation"), and pursuant to the provisions of the NRS, the Board adopted the following resolution providing for the authorization of 6,000,000 shares of the Corporation's Series B Convertible Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock"):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation's Articles of Incorporation, the Board hereby establishes the Series B Preferred Stock of the Corporation, authorizes 6,000,000 shares of Series B Preferred Stock and determines the designation, preferences, rights, qualifications, limitations and privileges of Series B Preferred Stock of the Corporation as follows:

1. Voting Rights. Except as otherwise provided herein or as required by law, the Series B Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote together with the Corporation's common stock, $0.001 par value per share (the "Common Stock"), as a single class at any annual or special meeting of stockholders of the Corporation and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such Holder's aggregate number of shares of Series B Preferred Stock are convertible pursuant to Section 3 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

2. Liquidation Rights.

(a) The Series B Preferred Stock shall have no liquidation preference over the Common Stock. Accordingly, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of senior equity securities, debts, and other liabilities of the Corporation, including but not limited to payments due to the holders of the Corporation's Series A Convertible Preferred Stock, $0.001 par value per share, the Holders of the Series B Preferred Stock shall share ratably with the holders of the Common Stock, on an as-converted basis based upon the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock held by each such Holder, in any distribution of the remaining assets and funds of the Corporation.

(b) The following events shall be considered a liquidation for purposes of Section 2(a) above:

(i) any merger, consolidation, business combination, reorganization or recapitalization of the Corporation (other than any merger effected solely for the purpose of changing the domicile of the Corporation) in which the Corporation is not the surviving entity or in which the stockholders of the Corporation immediately prior to such transaction own capital stock representing less than 50% of the Corporation's voting power immediately after such transaction or any transaction or series of related transactions in which capital stock representing in excess of 50% of the Corporation's voting power is transferred; or

(ii) a sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Corporation.

(c) Whenever any distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value thereof as determined in good faith by the Board.

3. Conversion Rights. The Holders of Series B Preferred Stock shall have the following rights with respect to the conversion of Series B Preferred Stock into shares of Common Stock pursuant to this Section 3:

(a) Conversion. Subject to and in compliance with the provisions of this Section 3, all shares of Series B Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock on such date that the Corporation's Articles of Incorporation have been amended so that there is a sufficient number of shares of Common Stock authorized by the Corporation to allow full conversion of all outstanding shares of Series B Preferred Stock into Common Stock. The number of shares of Common Stock to which a Holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series B Preferred Stock being converted by the then-effective Series B Conversion Rate (determined in accordance with Section 3(b) below). The conversion shall be deemed to have been made immediately prior to the close of business on the date of the automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(b) Series B Conversion Rate. The conversion rate for the Series B Preferred Stock (the "Series B Conversion Rate") initially shall be 20. The Series B Conversion Rate is subject to adjustment as provided in Section 3(c) and all references herein to the Series B Conversion Rate shall mean the Series B Conversion Rate as so adjusted.

(c) Adjustment to the Series B Conversion Rate.

(i) If, at any time or from time to time after the filing of this Certificate of Designation with the Secretary of State of the State of Nevada (the "Original Series B Filing Date"), the Corporation fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series B Conversion Rate shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time after the Original Series B Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series B Conversion Rate shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends), then, in each such case for the purpose of this Section 3(d), the Holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 3) provision shall be made so that the Holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series B Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) No Impairment. The Corporation shall not, by the amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times shall in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series B Preferred Stock, against impairment.

(g) Mechanics of Conversion.  Before any Holder of Series B Preferred Stock shall be entitled to receive certificates representing shares of Common Stock issued upon automatic conversion of Series B Preferred Stock, such Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Series B Preferred Stock, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid.

(h) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series B Conversion Rate or the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions of this Section 3, prepare a certificate showing such adjustment or readjustment and furnish such certificate to each registered Holder of Series B Preferred Stock. Such certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series B Conversion Rate in effect before and after such adjustment, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock.

(i) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, in each case the Corporation shall furnish to each Holder of Series B Preferred Stock at least 20 days prior to the record date specified therein a notice specifying the date on which any such dissolution, liquidation or winding up is expected to become effective.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a Holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, in lieu of issuing any fractional share, the Corporation shall round the number of shares of Common Stock to be issued to the nearest whole number.

4. Transferability. The Series B Preferred Stock and any shares of Common Stock issued upon conversion thereof, may only be sold, transferred, assigned, pledged or otherwise disposed of ("Transfer") in accordance with state and federal securities laws. The Corporation shall keep at its principal office a register of the Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

6. Amendment and Waiver. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them materially and adversely without the prior approval of Holders of more than 50% of the outstanding Series B Preferred Stock (the "Required Holders"). Any amendment, modification or waiver of any of the terms or provisions of the Series B Preferred Stock by the Required Holders, whether prospectively or retroactively effective, shall be binding upon all Holders of Series B Preferred Stock.

7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

8. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to the Corporation shall be addressed to the Corporation's Chief Executive Officer at the Corporation's principal place of business on file with the Secretary of State of the State of Nevada. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by Jeffrey Dash, an Executive Officer of the Corporation, this 26th day of November, 2008.

By:	/s/ JEFFREY DASH
Name: Jeffrey Dash
Title: Chief Executive Officer